Contact:
                                        Craig Dunham
                                        Dynasil Corporation of
                                        America
                                        Phone: (856) 767-4600
                                        Email:
                                        cdunham@Dynasil.com


         Dynasil And EMF Announce Acquisition Agreement

WEST BERLIN, N.J.-August 21, 2006 - Dynasil Corporation of America (OTCBB: DYSL) and Evaporated Metal Films Corp. of Ithaca, New York ("EMF") are pleased to announce that a definitive agreement has been signed for Dynasil to acquire 100% of the stock of EMF for a cash payment at closing. Dynasil is a manufacturer of optical blanks from synthetic fused silica and other optical materials as well as optical components and specialized optical systems for the laser, optical instrument, and general optics markets. EMF Corporation produces optical thin-film coatings for a broad range of application markets including display systems, optical instruments, satellite communications, and lighting. EMF has optical coatings capabilities that are targeted additions to those currently offered by Dynasil including its Optometrics subsidiary.

Consummation of the transaction is contingent upon several important conditions including successful completion of debt and equity financing efforts which are currently well underway. The transaction closing is currently scheduled for October 2, 2006. The current EMF owner and CEO, Ms. Megan Shay, plans to continue in an active leadership role and executive position for at least one year after closing. If consummated, Dynasil's plan is for EMF to continue to operate from its Ithaca, N.Y. facility as a Dynasil business unit. Ms. Shay commented that "This is a very positive development for EMF customers and employees since Dynasil brings increased capabilities and resources to EMF."
The acquisition of EMF is expected to immediately increase Dynasil revenues by 40-50% and to contribute significant net income in the future. Mr. Craig Dunham, Dynasil's President and CEO, had the following comments on the definitive agreement: "I believe that EMF will be an excellent addition to Dynasil with EMF's broad capabilities for optical coatings, strong people, and
optical customers and markets that fit well with Dynasil.   EMF
and Dynasil have some complementary strengths that we expect will result in increased growth and profitability for both companies." About Dynasil: Founded in 1960, Dynasil Corporation of America is a fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries, and its subsidiary, Optometrics Corporation, is a worldwide supplier of optical components including diffraction gratings, thin film filters, laser optics, monochromators, and specialized optical systems.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.